Exhibit 5.2

February 23, 2010

MF Global Holdings Ltd.,

717 Fifth Avenue,

New York, NY 10022.

Ladies and Gentlemen:

We refer to Post-Effective Amendment No. 1 (the “Amendment”) to Registration Statement No. 333-144697 on Form S-8 (the “Registration Statement”), which relates to (1) common stock, par value $1.00 per share (the “Shares”), of MF Global Holdings Ltd., a Delaware corporation (the “Company”), to be issued from time to time pursuant to the 2007 Long Term Incentive Plan and the Employee Stock Purchase Plan referenced therein (the “Plans”) and (2) the related stock purchase rights (the “Rights”) to be issued pursuant to the Rights Agreement, dated as of July 9, 2007 and as amended (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”). The Registration Statement was initially filed with the Securities and Exchange Commission by MF Global Ltd. (“MFG Bermuda”), formerly an exempted company organized in Bermuda that on January 4, 2010 discontinued its existence under Bermuda law and continued its existence pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “Domestication”) as the Company.

After the Domestication, the Company amended the Plans to expressly adopt them as its own and to reflect the completion of the Domestication. The Company filed the Amendment to expressly adopt the Registration Statement as its own for all purposes of the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 and to reflect the completion of the Domestication. We understand that the Amendment became effective under the Securities Act when it was filed on January 25, 2010.

In connection with the filing of the Amendment, we, as U.S. counsel to the Company, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination and with respect to Shares and Rights issued on or after the date of this letter, we advise you that, in our opinion:

(1) When the terms of the sale of the Shares have been duly established in conformity with the Company’s certificate of incorporation and the amended Plans so as not to violate any applicable law or result in a default under or breach

MF Global Holdings Ltd.	-2-

of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Shares have been duly issued and paid for in accordance with the amended Plans, the Shares will be validly issued, fully paid and non-assessable.

(2) When the Shares have been validly issued and sold as contemplated by the Amendment and the Rights Agreement, the Rights attributable to the Shares will be validly issued.

In connection with our opinion set forth in paragraph (2) above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of our opinion.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of the Company and MFG Bermuda and other sources believed by us to be responsible, and we have assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP